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                                                                    Exhibit 99

SCB Computer Technology, Inc.
1365 West Brierbrook Road
Memphis, Tennessee 38138

                              COMPANY PRESS RELEASE

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Contact:    Ben C. Bryant, Jr.                      Gary E. McCarter
            President and Chief                     Chief Financial Officer
            Executive Officer                       901-754-6577
            901-754-6577

             SCB COMPUTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

MEMPHIS, Tenn. (November 18, 1999) -- SCB Computer Technology, Inc. (Nasdaq:NM/SCBI) today announced results for its second quarter ended October 31, 1999.

         Revenues for the second quarter increased 9% to $42.8 million compared with $39.3 million a year ago. Earnings for the quarter were $1.4 million, or $0.06 per share (diluted), compared with $2.2 million, or $0.09 per share (diluted), in the second quarter last year. Earnings for the second quarter ended October 31, 1998, reflect the $0.8 million, or $0.02 per share, non-recurring charge for severance payments to a former officer of the Company.

         Revenues for the six months ended October 31, 1999, increased 16.5% to $87.1 million compared with $74.8 million in the same period a year ago. Earnings were $3.6 million, or $0.15 per share (diluted), compared with $3.0 million, or $0.12 per share (diluted), in the same period a year ago. Earnings for the six months ended October 31, 1998, reflect the $1.9 million, or $0.06 per share, non-recurring charge incurred to settle the Tennessee Valley Authority billing matter and the $0.8 million, or $0.02 per share, non-recurring charge for severance payments to a former officer of the Company.

         Commenting on the results, Ben C. Bryant, Jr., president and chief executive officer, said, "Our second quarter results are in line with our earnings pre-announcement of October 4, 1999. Earnings for the second quarter primarily reflect a lower billable headcount in the Company's




                                     -MORE-


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Page II
November 18, 1999

Professional Services division, the continuing shift in client needs to new technologies and industry-wide delays in Information Technology (IT) projects. While these factors have had a short-term, adverse impact on our results, we have implemented strategies that reflect the changes in the industry, and we believe that the overall demand for IT professional services post-year end will be strong.

         "The enterprise solutions and IT strategy consulting areas of our business continues to grow. We are ramping up the delivery of these services to clients and are pleased with how they are being received. Recently we launched NetCardia(R), our suite of remote enterprise management services designed to control the rapidly escalating costs of IT infrastructure management. We remain optimistic about SCB's long-term prospects."

         The Company also announced that Joseph W. McLeary (60) and T. Scott Cobb (62) have resigned from the Company's Board of Directors. Bryant went on to say, "On behalf of SCB, I want to thank Joe and Scott for their years of service. SCB appreciates the many valuable contributions each has made over the years. We wish each of them well in the future." A search is underway for additional independent directors. Mr. Bryant will also serve as Chairman of the Board.

         Bryant stated, "It has been a great pleasure to have worked with Scott Cobb for over 23 years in building SCB into the successful public company it is today. While Scott transitions into a less active role with the Company, he will remain one of our largest shareholders, and we will continue to appreciate his input regarding the Company's mission, goals and business strategies. We look forward to capitalizing on the many exciting opportunities in the IT industry."

         Certain statements contained in this press release and related statements by management may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including the Company's uncertainty regarding the level of acceptance of Enterprise Management Services (EMS) by the Company's customers, uncertainty of the timing of completion of EMS ramp-up, the risk that competition for skilled personnel could cause higher turnover in spite of the Company's expanded investment in its personnel, and other risks described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update this forward-looking information, except as required by law.


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Page III
November 18, 1999

         SCB Computer Technology is a leading provider of information technology
(IT) management and technical services to Fortune 1000 companies, state and local governments and other large organizations. The Company's services primarily consist of: (1) IT CONSULTING, including evaluation, design and re-engineering of computer systems, management, quality assurance and technical direction for IT projects, as well as functional expertise and training; (2) OUTSOURCING, including system development and integration, maintenance, data center management, help desk and technical services, remote processing, computer hardware sales and leasing; (3) ENTERPRISE RESOURCE PLANNING (ERP) services, which include planning and evaluation, systems analysis and administration, implementation and functional support; and (4) PROFESSIONAL STAFFING, which involves providing skilled IT staff on an as-needed basis; and (5) E-SERVICES, which include Enterprise Management Services, Internet application development and design and implementation of communication networks.

         For additional information, visit SCB's home page at:
http://www.scb.com


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Page IV
November 18, 1999


                          SCB COMPUTER TECHNOLOGY, INC.
                              FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)



                                                THREE MONTHS ENDED                          SIX MONTHS ENDED
                                        ---------------------------------         ---------------------------------
                                          10/31/99             10/31/98             10/31/99             10/31/98
                                        ------------         ------------         ------------         ------------

Revenue                                 $     42,813         $     39,281         $     87,081         $     74,769
Cost of services                              30,292               26,946               60,987               50,988
                                        ------------         ------------         ------------         ------------
    Gross profit                              12,521               12,335               26,094               23,781
SG&A expenses:
    SG&A expenses                              8,402                5,806               16,727               11,312
    Provision for settlement of
       TVA matter                                 --                   --                   --                1,900
    Amortization of goodwill and
       non-leasing depreciation                  808                  683                1,540                1,374
    Severance payments                            --                  800                   --                  800
                                        ------------         ------------         ------------         ------------
    Total SG&A expenses                        9,210                7,289               18,267               15,386
                                        ------------         ------------         ------------         ------------
Income from operations                         3,311                5,046                7,827                8,395

Other income (expense):
    Interest expense/other                      (987)              (1,526)              (1,833)              (2,782)
                                        ------------         ------------         ------------         ------------
Income before taxes                            2,324                3,520                5,994                5,613
Income taxes (benefit)                           928                1,369               (2,399)               2,566
                                        ------------         ------------         ------------         ------------

Net income                              $      1,396         $      2,151         $      3,595         $      3,047
                                        ============         ============         ============         ============

Net income per share:
    Basic                               $       0.06         $       0.09         $       0.15         $       0.12
                                        ============         ============         ============         ============
    Diluted                             $       0.06         $       0.09         $       0.15         $       0.12
                                        ============         ============         ============         ============

Weighted average of common
    and common equivalent shares
    outstanding:
       Basic                              24,711,924           24,671,661           24,711,924           24,668,490
                                        ============         ============         ============         ============
       Diluted                            24,711,924           24,844,604           24,737,285           24,979,386
                                        ============         ============         ============         ============


                        SELECTED BALANCE SHEET HIGHLIGHTS



                                                                                    10/31/99              4/30/99
                                                                                    --------              -------

Cash and cash equivalents                                                           $   2,200            $   5,318
Current Assets                                                                      $  46,514            $  49,903
Total assets                                                                        $ 146,890            $ 146,847
Long-term debt (excluding non-recourse debt)                                        $  28,894            $  35,393
Shareholders' equity                                                                $  63,026            $  59,426
